Exhibit 99.2

Contact:	Bob Marsocci
(310) 964-4656

Private Equity Firms Complete Acquisition of PanAmSat Corp.

From The DIRECTV Group, Inc.

EL SEGUNDO, CA, August 20, 2004 – The DIRECTV Group, Inc. (NYSE: DTV) and PanAmSat Corporation (NASDAQ: SPOT) today announced the completion of the sale of PanAmSat to affiliates of Kohlberg, Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc. The DIRECTV Group, which held an 80.4 percent equity stake in PanAmSat, received approximately $2.6 billion in cash for this transaction.

Chase Carey, president and CEO of The DIRECTV Group, said, “Completing the sale of PanAmSat is a significant step toward moving us closer to our goal of focusing our business on DIRECTV and making it the best television experience in the country. We’ve enjoyed our association with PanAmSat and wish them well going forward.”

“PamAmSat and our satellite industry are going through real changes, which create growth opportunities for the strong technical, marketing and managed companies,” said Joe Wright, president and CEO of PanAmSat. “The time for us to team up with KKR, Carlyle and Providence Equity couldn’t be better. This was the best outcome for our customers, as we expand our technologies and services, and our employees, as we grow our company.”

About The DIRECTV Group, Inc.

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd. For more information please visit www.directv.com.

About PanAmSat

Through its owned and operated fleet of 24 satellites, PanAmSat is a leading global provider of video, broadcasting and network distribution and delivery services.  In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies.  In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world.  For more information, visit the Company’s web site at www.panamsat.com.

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